    AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997. FILE NO. 0-26040


                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


Filed by the Registrant /X/)
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement



/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))



/X/ Definitive Proxy Statement


/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        COMPUTER LEARNING CENTERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       -----------------------------------------------------------------

      (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

    Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                                      1997



                                   NOTICE OF
                                 ANNUAL MEETING
                              AND PROXY STATEMENT



                        COMPUTER LEARNING CENTERS, INC.

                        COMPUTER LEARNING CENTERS, INC.
                       11350 RANDOM HILLS ROAD, SUITE 240
                            FAIRFAX, VIRGINIA 22030

                            ------------------------

June 6, 1997

Dear Stockholder:


    You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, July 10, 1997 at the Westfields International Conference Center, 14750 Conference Center Drive, Chantilly, Virginia 20151.


    We urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

    The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the stockholders. The Proxy Statement also contains information about the role and responsibility of the Board of Directors and the committees of the Board and provides important information about each nominee for election as Director.

                                          Sincerely,

                                          Reid R. Bechtle
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        COMPUTER LEARNING CENTERS, INC.


                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 1997

                            ------------------------

    The 1997 Annual Meeting of Stockholders of Computer Learning Centers, Inc. (the "Company") will be held Thursday, July 10, 1997 at 10:00 a.m. at the Westfields International Conference Center, 14750 Conference Center Drive, Chantilly, Virginia 20151 for the following purposes:

    1. To elect two Class II Directors to serve until the 2000 Annual Meeting of Stockholders.

    2. To approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 10,000,000 shares to 35,000,000 shares.

    3.  To approve the Company's 1997 Employee Stock Purchase Plan.

    4. To approve amendments to the Company's 1995 Non-Employee Directors Stock Option Plan.

    5. To ratify the selection by the Board of Directors of Price Waterhouse LLP as independent accountants for the current fiscal year.

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    All stockholders of record at the close of business on June 5, 1997 will be entitled to vote at the meeting. The stock transfer books of the Company will remain open following the record date.

    It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          Charles L. Cosgrove,
                                          SECRETARY

June 6, 1997

                        COMPUTER LEARNING CENTERS, INC.
                       11350 RANDOM HILLS ROAD, SUITE 240
                            FAIRFAX, VIRGINIA 22030


                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 1997

    This Proxy Statement and accompanying proxy are being furnished to stockholders on or about June 6, 1997, in connection with the solicitation by the Board of Directors of Computer Learning Centers, Inc. ( the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 am on Thursday, July 10, 1997, at the Westfields International Conference Center, 14750 Conference Center Drive, Chantilly, Virginia 20151 and at any adjournments of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY, COMPUTER LEARNING CENTERS, INC., 11350 RANDOM HILLS ROAD, SUITE 240, FAIRFAX, VIRGINIA 22030. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

    At the close of business on June 5, 1997, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 7,830,821 shares, $.01 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share. The presence in person or by proxy of stockholders holding a majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.


    Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of the amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock will require the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter. Approval of the other matters to be voted on will require the affirmative vote of a majority of the shares present or represented at the meeting. Shares that abstain from voting with respect to a specific proposal and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular proposal will not be counted as votes in favor of such proposal. Accordingly, neither broker non-votes nor abstentions will have any effect on the vote required to approve any matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on the proposal other than the proposed amendment to the Company's Certificate of Incorporation.


    The Board of Directors knows of no matters, other than those reported below, which are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

    All expenses of solicitation of proxies will be borne by the Company. Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with stockholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners.

    Unless otherwise indicated, all Company common share amounts set forth in this Proxy Statement reflect the three-for-two stock split effected by the Company in the form of a stock dividend paid April 14, 1997.

PROPOSAL ONE:  ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of six Directors divided into three classes. The Board is comprised of two Class I Directors, two Class II Directors and two Class III Directors, with members of each class holding office for staggered three-year terms. Each Director serves (subject to his earlier death, resignation or removal) until the Annual Meeting of Stockholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified.

    At the Annual Meeting, two Directors are to be elected to hold office for a three-year term to expire at the 2000 Annual Meeting of Stockholders. Unless there is a contrary indication, the persons named in the accompanying form of proxy intend to vote such proxy for the election to the Board of Directors of Ira D. Cohen and Stephen P. Reynolds, the current Directors whose terms expire this year.

    Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying form of proxy intend to vote such proxy for the election of such other person as the Board may recommend. Alternatively, the Board may reduce the number of Directors to eliminate the vacancy.

    Patricia D. Hedley resigned as a Director in August 1996. The Company is grateful for her service and wishes her well in her future endeavors.

    A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, the principal occupation of each Director has been the same for the past five years. There is no family relationship between any of the Directors or executive officers of the Company.

NOMINEES FOR DIRECTOR

    NOMINEES FOR TERM EXPIRING AT 2000 ANNUAL MEETING

    Ira D. Cohen, age 45, has served as a Director of the Company since 1987. Since 1988, he has been a Managing Director of The Updata Group, Inc., an investment banking firm that specializes in mergers and acquisitions for the information technology industry. From 1984 to 1986, he served as Chief Financial Officer for CGA Computer, Inc., and from 1986 to 1988 he served as Chief Financial Officer of Updata Software, Inc. Mr. Cohen is a certified public accountant. Mr. Cohen is also a director of Datastream, Inc.

    Stephen P. Reynolds, age 45, has served as a Director of the Company since August 1996. Mr. Reynolds is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC or its predecessor entities since April 1980. Mr. Reynolds is also a general partner and limited partner of GAP-CLC. Partners, L.P. Mr. Reynolds, a certified public accountant, is on the board of Solo Serve Corporation, a publicly traded off-price soft goods retail company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

    TERM EXPIRING AT 1998 ANNUAL MEETING

    John L. Corse, age 55, has served as a Director of the Company since October 1994. Since February 1995, he has served as President of Hughes Advanced Systems, a subsidiary of Hughes Aircraft Corporation and a provider of information systems and services to businesses. From 1993 to 1995, Mr. Corse was a self-employed business consultant. From 1992 to 1993, he served as President and Chief Executive Officer of Security Software America, Inc., a software publisher serving government contractors and government agencies. From 1990 to 1992, Mr. Corse was a self-employed business consultant. Mr. Corse is also a Director of Medic Computer Systems, Inc.

    Ralph W. Clark, age 56, has served as a Director of the Company since October 1994. He is currently Chairman of Frontec AMT Inc., a software company. From 1988 to 1994, Mr. Clark was a Vice President of International Business Machines Corporation ("IBM"), where he served as Assistant General Manager of the Application Software Group, President of the General and Public Sector Division (a software division), and, most recently, President of Skill Dynamics, IBM's education division.

    TERM EXPIRING AT 1999 ANNUAL MEETING

    Reid R. Bechtle, age 44, joined the Company in 1991 as President of the Company's Computer Learning Center division and has been a Director and the President and Chief Executive Officer of the Company since October 1994. From 1982 to 1991, he served as President of Multi-List, Inc., a software services subsidiary of PRC/Litton, Inc.

    Harry H. Gaines, age 59, has been Chairman of the Board of Directors since October 1994 and has served as a Director since 1987. From 1987 to October 1994 and from 1988 to October 1994, he served as President and Chief Executive Officer of the Company and of Mohr Development Company, respectively. From 1989 through September 1995, Mr. Gaines served as President of Blessing/White Inc.

MEETING AND COMMITTEES OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors are the Audit and Compensation Committees. The Company does not have a nominating committee.

    The Audit Committee supports the independence of the Company's independent auditors and the objectivity of the Company's financial statements. The Audit Committee (a) reviews the Company's principal policies for accounting, internal control and financial reporting, (b) recommends to the Board of Directors the engagement or discharge of the independent auditors, (c) reviews with the independent auditors the plan, scope and timing of their audit, and (d) reviews the independent auditors' fees and, after completion of the audit, reviews with management the independent auditors' report. The Audit Committee also reviews the annual financial statements of the Company, the independence of the independent auditors, the adequacy of the Company's internal accounting control system, and the Company's polices on business integrity and ethics and conflicts of interest. The Audit Committee held one meeting during fiscal 1997. The members of the Audit Committee are Ralph W. Clark and Stephen P. Reynolds.

    The Compensation Committee (a) reviews and makes recommendations to the Board of Directors with respect to the direct and indirect compensation and employee benefits of the President and other elected officers of the Company,
(b) reviews, administers and makes recommendations to the Board of Directors with respect to any incentive plans and bonus plans that include elected officers, and (c) reviews the Company's policies relating to the compensation of senior management and other employees. In addition, the Committee reviews management's long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites, and performs certain other review functions relating to management compensation and employee relations policies. The Compensation

Committee held two meetings during fiscal 1997. The members of the Compensation Committee are Ira D. Cohen and John L. Corse.

    During fiscal 1997, there were five regular meetings of the Board of Directors. Each of the Directors attended 80% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he or she served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officer's and Directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market.

    Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during the fiscal year ended January 31, 1997 all Section 16(a) filing requirements applicable to its officers, Directors and ten percent beneficial owners were complied with by such persons, except Mr. Clark, who was late filing a Form 4 reporting the purchase of the Company's Common Stock.

PROPOSAL TWO:  AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED
               CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

    The Company's Board of Directors has adopted a resolution recommending that the stockholders adopt an amendment to Article Fourth of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized shares of the Company's Common Stock from 10,000,000 shares to 35,000,000 shares (the "Amendment"). If the Amendment is approved, Section I of Article Fourth of the Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be deleted and the following will be substituted therefor:

    "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 36,000,000 shares, consisting of (i) 35,000,000 shares of common stock, $.01 par value (the "Common Stock") and (ii) 1,000,000 shares of Series Preferred Stock, $.01 par value ("Preferred Stock")."

    The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors, including facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; flexibility for possible future financing; recruiting and retaining valuable employees and directors by the issuance of additional stock options or awards; and acquiring other businesses in exchange for shares of the Company's Common Stock. The Company at present has no commitments, agreements or undertakings to issue any such additional shares. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise. If required by law or regulation, the Company will seek stockholder approval prior to any issuance of shares.

    The Company intends to apply to the Nasdaq Stock Market, on which the shares of the Company's Common Stock are currently listed, for the listing thereon of the additional shares to be issued and reserved for future issuance as a result of the Amendment. Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL THREE:  APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

    On March 13, 1997, the Board of Directors adopted, subject to stockholder approval, the Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). The 1997 Purchase Plan is administered by the Board of Directors of the Company or a committee thereof (the "Board") and consists of 200,000 shares of the Company's Common Stock (subject to adjustment for any dividend, stock split or other relevant changes in the Company's capitalization). With certain limited exceptions, all full time employees, including executive officers, employed by the Company for at least twelve months, are eligible to participate in the 1997 Purchase Plan. Benefits to named executive officers under the 1997 Purchase Plan are not yet determinable.

    One or more offerings of Common Stock will be made under the 1997 Purchase Plan. The number of shares available for an offering shall be determined by the Board and may be increased at the election of the Board by the number of shares of Common Stock, if any, which were made available, but not purchased during an earlier offering. The first offering under the 1997 Purchase Plan shall commence on August 1, 1997 and shall terminate on January 31, 1998. The other offerings under the 1997 Purchase Plan will run for consecutive twelve-month periods commencing on February 1, 1998, unless the Board sets a different offering period.

    If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the 1997 Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

    On the first day of the designated payroll deduction period (the "Offering Period"), the Company shall grant to each eligible employee who has elected to participate in the 1997 Purchase Plan an option to purchase shares as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's Compensation (as defined in the 1997 Purchase Plan)) to be deducted by the Company from such Compensation during the Offering Period. On the last day of the Offering Period, the employee shall be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 1997 Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period shares of Common Stock having a fair market value of more than $25,000, computed as of the first day of the Offering Period.

    FEDERAL INCOME TAX CONSEQUENCES. The 1997 Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined by Section 423 of the Code. The 1997 Purchase Plan is not a qualified plan under Section 401(a) of the Code.

    TAX CONSEQUENCES TO PARTICIPANTS. In general, a participant will not recognize taxable income upon enrolling in the 1997 Purchase Plan or upon purchasing shares of Common Stock at the end of an Offering Period. Instead, if a participant sells Common Stock acquired under the 1997 Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

    If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the Offering Period commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

        (i) the excess of the fair market value of the Common Stock on the Grant Date over the price at which the participant purchased the Common Stock; and


        (ii) the excess of the fair market value on the date of sale of the Common Stock over the price at which the participant purchased the Common Stock.


    Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

    If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

    TAX CONSEQUENCES TO THE COMPANY. The offering of Common Stock under the 1997 Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the 1997 Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL FOUR:  AMENDMENT TO THE COMPANY'S 1995 NON-EMPLOYEE DIRECTORS STOCK
                OPTION PLAN.


    On March 14, 1995, the Board of Directors adopted the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, each of the non-employee Directors as of May 31, 1995 received a non-statutory option exercisable for 7,020 shares of Common Stock at an exercise price equal to the initial public offering price of $5.33 per share. In addition, under the Directors Plan as currently in place, each new Director who is not also an employee of the Company will receive upon his or her initial election to the Board an option to purchase 7,020 shares of Common Stock. On the day after each Annual Meeting of stockholders, each non-employee Director then serving will also receive an option to purchase 2,325 shares of Common Stock. All options granted under the Directors Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition all options heretofore granted under the Directors Plan vest immediately. The Company has reserved 105,267 shares for issuance under the Directors Plan. On July 12, 1996, the Company granted options to purchase 2,325 shares of Common Stock to each of Ms. Hedley and Mr. Corse, Mr. Cohen and Mr. Clark at an exercise price of $14.08 per share and on August 31, 1996, the Company granted options to purchase 7,020 shares of Common Stock to Mr. Reynolds at an exercise price of $16.00 per share. During fiscal 1997, Mr. Cohen exercised options previously granted under the Directors Plan to purchase 7,020 shares of Common Stock at an exercise price of $5.33 per share, realizing a gain of $65,685. As of April 30, 1997, options to purchase 37,380 shares of Common Stock were outstanding under the Directors Plan.

    On March 13, 1997, the Board of Directors adopted an amendment to the Directors Plan, which replaces the provisions for option grants described above. The amendment provides for the grant to each non-employee Director on the date following the 1997 Annual Meeting of a non-statutory option exercisable for 11,000 shares of Common Stock, for Directors whose terms expire in 2000 (Messrs. Cohen and Reynolds, if they are reelected), 7,330 shares, for Directors whose terms expire in 1999 (Mr. Gaines), and 3,660 shares of Common Stock, for Directors whose terms expire in 1998 (Messrs. Clark and Corse). Thereafter, each Director elected to a three-year term by the stockholders will receive an option to purchase 11,000 shares of Common Stock on the date following his or her election and each Director elected to fill a vacancy on the Board will receive an option to purchase 11,000 shares of Common Stock, multiplied by a fraction the numerator of which is the number of years (counting any portion of a year as one year) remaining in such Director's term and the denominator of which is three. Options to purchase Common Stock under the Directors Plan will vest in three equal increments on the first, second and third anniversary of grant, except that options exercisable for less than 11,000 shares will vest over such period and in such amounts, if any, as may be determined by the Directors.


    FEDERAL INCOME TAX CONSEQUENCES. Participants in the Directors Plan will receive non-statutory options which are not actively traded and thus will not recognize taxable income upon the grant of the option. A participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the exercise date over the exercise price.


    With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

    The grant of an option under the Directors Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Directors Plan as a result of the exercise of a nonstatutory stock option.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL FIVE:  RATIFY THE SELECTION BY THE BOARD OF DIRECTORS OF PRICE
                WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE CURRENT FISCAL YEAR

    In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Price Waterhouse LLP as independent accountants of the Company for fiscal 1998. Although ratification of the reappointment of Price Waterhouse LLP is not legally required, the Board believes it is appropriate for the stockholders to ratify such action. In the event the stockholders do not ratify the selection of Price Waterhouse LLP as the Company's independent accountants, the Company will reconsider such appointment. A representative of Price Waterhouse LLP, which has served as the Company's independent accountants since 1987, will attend the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors reserves the right to replace the independent accountants at any time upon the recommendation of the Audit Committee.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years for the Company's Chief Executive Officer and each of the Company's other executive officers, based on salary and bonus earned during the fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION
                                                          ------------------------------------------------------------
                                                                                     OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR       SALARY    BONUSES(1)   COMPENSATION(2)    COMPENSATION(3)
---------------------------------------------  ---------  ----------  -----------  ----------------  -----------------

Reid R. Bechtle .............................       1997  $  225,000   $ 320,000      $   14,496         $   3,000
President/Chief Executive Officer                   1996     200,000     215,000          10,598             3,000
                                                    1995     195,362      81,250           6,550             2,310

Charles L. Cosgrove .........................       1997     145,833     150,000           5,676             2,068
Vice President/Chief Financial Officer              1996     123,333      90,000               0             1,838
                                                    1995     113,833      25,000               0             1,708

Susan L. Luster .............................       1997     151,250     150,000               0             1,988
Vice President/Chief Operating Officer              1996      27,308           0               0                 0
                                                    1995           0           0               0                 0

------------------------

(1) All bonus amounts shown above were accrued during the stated fiscal year and paid in the subsequent fiscal year.

(2) Represents contributions toward automobile allowances made by the Company on behalf of the Named Executive Officers indicated.

(3) Represents contributions to the Company's 401(k) Plan made by the Company on behalf of the Named Executive Officers indicated.

COMPENSATION OF DIRECTORS

    No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors. As compensation for serving on the Board of Directors, each Director who is not also an employee of the Company is entitled to receive an annual fee of $8,000 for attendance of the full Board and an annual fee of $2,000 for all committee meetings. Directors also are entitled to reasonable expenses incurred by them in connection with their attendance at Board or committee meetings. Insurance policies in the name of the Company provide for the indemnification of the Company's Directors and officers, as well as for the reimbursement to the Company for amounts paid by the Company above certain limits in indemnifying its Directors and officers.

CERTAIN TRANSACTIONS

    EMPLOYMENT AGREEMENTS

    In February 1997, Reid R. Bechtle, the Company's President and Chief Executive Officer, entered into an employment agreement that has a term of one year but shall be automatically renewed for successive one-year periods unless the Company notifies Mr. Bechtle of non-renewal at least 90 days prior to the end of the initial term or any renewal term. The agreement provides for an annual salary of $250,000, which may be increased from time to time by the Compensation Committee, a guaranteed annual bonus equal to 25% of Mr. Bechtle's salary and an additional annual bonus payable based on achievement by the Company of certain revenue and income targets. In the event Mr. Bechtle's employment is terminated other than for cause, as defined in the agreement, or due to his voluntary resignation, he is entitled to receive an amount equal to two times his then effective base salary and guarenteed bonus. In addition, if Mr. Bechtle's employment is terminated as the result of a change of control as defined in the agreement, he is entitled to receive an amount equal to three times the greater of (i) the average annual total compensation paid to him over the Company's last three fiscal years or (ii) total compensation paid during the Company's fiscal year ended January 31, 1997.

    The Company had an employment agreement with Harry H. Gaines with a term extending through January 31, 1997, pursuant to which Mr. Gaines provided such assistance to the Company as specified by the President of the Company. Pursuant to the employment agreement, Mr. Gaines received a salary of $30,000 per year.

    THE REPURCHASE TRANSACTIONS

    In connection with the Company's refinancing of its credit agreement with Bankers Trust Company ("BTC") and The First National Bank of Boston ("FNBB") in 1989, the Company sold an aggregate of 675,206 shares of its Class B Convertible Preferred Stock ("Class B Stock") for $8.00 per share to the following principal stockholders and other affiliates: 593,875 shares to General Atlantic Partners II, L.P. ("GAP"), a principal stockholder of the Company; 15,500 shares to GAP-CLC Partners, L.P. ("GAP-CLC"), a principal stockholder of the Company; 32,072 shares to Bankers Trust (Delaware) ("BTD"), an affiliate of BTC, one of the Company's commercial lenders; and 33,759 shares to BancBoston Capital, Inc. ("BCI"), an affiliate of FNBB, one of the Company's commercial lenders. In addition, the Company sold 171,053 and 153,741 shares of its Class C Convertible Preferred Stock ("Class C Stock") for $8.00 per share to BTD and BCI, respectively. Stephen P. Reynolds, a Director of the Company, is a managing member of GAP and a general partner and limited partner of GAP-CLC.

    The Company repurchased (i) 32,072 shares and 33,759 shares of Class B Stock from BTD and BCI, respectively, (ii) 171,053 shares of Class C Stock and warrants to purchase 188,397 shares of Common Stock from BTD and (iii) 153,741 shares of Class C Stock from BCI. These repurchases are referred to collectively as the "Repurchase Transactions." Each share of convertible preferred stock was repurchased for $8.00 per share, and the warrants were repurchased for approximately $5.24 per share of Common Stock purchasable thereunder.

    In consideration of the Repurchase Transactions, the Company issued subordinated notes for $2,611,400 to BTD and $1,500,000 to BCI, each of which notes were paid in full with a portion of the net proceeds from the Company's initial public offering.

    THE RECAPITALIZATION

    In connection with the Company's initial public offering, the Company (i) transferred all of its shares of Comprehensive Learning Concepts (U.K.) Limited and Mohr Development Incorporated to Blessing/ White Inc.; (ii) cancelled the promissory note payable to the Company dated February 1, 1990, which promissory note had an outstanding balance of approximately $7.5 million (after netting the receivable from the Company against the note on or about the date of its cancellation), bore interest at the rate of prime plus 2% per annum and was issued by Blessing/White Inc. to the Company to evidence the indebtedness of Blessing/White Inc. to the Company for declared but unpaid dividends; (iii) transferred 67,500 shares of Common Stock of Blessing/White Inc. to the holders of Common Stock of the Company; (iv) transferred $500,000 of cash to Blessing/White Inc.; and (v) transferred all of the issued and outstanding shares of preferred stock of Blessing/White Inc. to the holders of Preferred Stock of the Company. These transactions are referred to collectively as the "Recapitalization."

    As a result of the Recapitalization, GAP, GAP-CLC and General Atlantic Corporation received 4,970,913 shares of Preferred Stock of Blessing/White Inc. with a cost basis of $5,950,083; Mr. Gaines, the

Chairman of the Company's Board of Directors, received 100,000 shares of Preferred Stock of Blessing/ White Inc. with a cost basis of $50,568 and Mr. Cohen, a Director of the Company, received 41,500 shares of Preferred Stock of Blessing/White Inc. with a cost basis of $20,986. Mr. Reynolds, a Director of the Company, is a managing member of GAP and a general partner and limited partner of GAP-CLC.

    TAX SHARING AGREEMENT

    The Company and Blessing/White Inc., are parties to a tax sharing and indemnification agreement providing for, among other matters, (i) the payment of tax liabilities and entitlement to tax refunds, (ii) the allocation of responsibility and the providing of cooperation in the filing of tax returns,
(iii) the indemnification of Blessing/White Inc. by the Company from certain tax and other liabilities related to the operation of the Company prior to the Recapitalization and (iv) the indemnification of the Company by Blessing/ White Inc. from certain tax and other liabilities related to the operation of Blessing/White Inc. prior to the Recapitalization.

STOCK OPTIONS

    The Company has a Long-Term Incentive Plan that provides for award of incentive and non-statutory stock options and stock appreciation rights to certain directors, officers and key employees. The plan is administered by the Compensation Committee of the Board of Directors. The Company has reserved 1,163,187 shares of Common Stock for grant under the plan. On February 1, 1994, options to purchase 419,711 shares of Common Stock were granted to Mr. Bechtle, at an exercise price of $3.67 per share. During fiscal 1997, Mr. Bechtle exercised options to purchase 185,858 of these shares, realizing a value of $2,441,333 (see table below on page 11). During fiscal 1997, Mr. Gaines exercised options previously granted under this plan to purchase 117,749 shares of Common Stock at an exercise price of $9.68 per share, realizing a value of $1,139,805. As of April 30, 1997, options to purchase 242,847 shares of Common Stock were outstanding under this Long-Term Incentive Plan. The Company has provided that no further grants may be made under the Long-Term Incentive Plan.


    The Company's 1995 Stock Incentive Plan provides a variety of awards, including stock options, stock appreciation rights and restricted and unrestriced stock grants to the Company's employees, officers, consultants and advisors. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of common stock on the date of grant. The Company has reserved 730,230 shares of Common Stock for grant under this plan. During fiscal 1997, Mr. Cosgrove exercised 18,000 of these shares, realizing a value of $206,865 (see table below on page 11). As of April 30, 1997 options to purchase 594,750 shares of common stock were outstanding under this plan, and 125,355 options were available for grant.


    Incentive and non-statutory options are exercisable at a price not less than 100% and 50%, respectively, of the fair market value of the common stock at the date of grant, as determined by the Compensation Committee. Stock appreciation rights provide for payments equal to the base amount of the right, as determined by the administration committee. No such appreciation rights are outstanding. Options may be granted in tandem with appreciation rights; however, holders of such tandem awards are subject to restrictions on the matter of exercise as defined in the plan. Generally, stock options and rights vest ratably over five years. All options and rights must be exercised within ten years from date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                                    NUMBER OF    PERCENT OF
                                                   SECURITIES   TOTAL OPTIONS
                                                   UNDERLYING    GRANTED TO     EXERCISE                GRANT DATE
                                                     OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION PRESENT VALUE
NAME                                               GRANTED(1)    FISCAL YEAR    SHARE(2)      DATE        ($)(3)
-------------------------------------------------  -----------  -------------  -----------  ---------  -------------

Reid R. Bechtle..................................     300,000         64.10%    $   16.67   11/25/06    $ 2,379,287

Charles L. Cosgrove..............................      26,250          5.61%        13.00    7/15/06        165,188

                                                       37,500          8.01%        16.67   11/25/06        297,411

Susan L. Luster..................................      60,000         12.82%         6.00    3/07/06        161,241


------------------------

(1) Numbers shown represent options to purchase Common Stock.

(2) Stock options granted at 100% of fair market value of Common Stock on the date of grant. With the exception of Mr. Bechtle, as to whom 20% of the options vested upon grant, with the remaining options vesting in 20% increments over the next four years, all other options become exercisable in 20% increments over five years.


(3) Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of options may be greater or less than the values stated in the table. For new options granted during fiscal year 1997, the calculations assume no dividend yield, volatility of approximately 42% and a risk-free rate of return of 6.7% based on Zero Coupon Treasury Bonds for five-year maturities on the respective grant dates.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                   SHARES                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                  ACQUIRED                 OPTIONS AT FISCAL-YEAR END     AT FISCAL YEAR-END(1)
                                     ON         VALUE      --------------------------  ---------------------------
NAME                              EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------  ---------  ------------  -----------  -------------  ------------  -------------

Reid R. Bechtle.................    185,858  $  2,441,333     263,854        240,000   $  3,301,821   $   592,800

Charles L.Cosgrove..............     18,000       206,865       6,026         97,882         79,594       725,163

Susan L. Luster.................          0             0      12,000         48,000        157,680       630,720


------------------------

(1) The closing price for the Company's Common Stock on the Nasdaq Stock Market on January 31, 1997 was $19.14 (Reflects three-for-two stock split effective April 14, 1997). Value is calculated on the basis of the difference between the option exercise price and $19.14, multiplied by the number of "in-the-money" shares of Common Stock underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report sets forth the executive compensation policies of the Committee with respect to the Company's executive officers in general and the rationale for the specific decisions affecting the compensation for Mr. Reid Bechtle, the Company's Chief Executive Officer in fiscal 1997. This report also discusses the relationship between the compensation of the Named Executive Officers and the performance of the Company.

    The Company's executive compensation program is designed to promote the following objectives:

    - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

    - To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

    - To align management's interests with stockholders by including long-term equity incentives.

    The Committee reviewed the compensation policies adopted with respect to all of the Company's executive officers and confirmed that executive officer compensation must be related to the Company's performance and must emphasize increasing stockholder value. The Committee determined that the current compensation policies sufficiently tied the executive officers' compensation to the Company's performance.

    The Committee determined that the Company's continued success is due in part to its skilled executives. In setting and administering the Company's compensation policies and programs, the Committee considers compensation provided to executives of corporations similar to the Company in terms of assets, sales, revenues and earnings. The Company's executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide the Company executives with incentives directly linked to the creation of stockholder value.

    THE COMMITTEE'S ROLE. The Committee is responsible for the administration of the executive compensation program and reviews all proposed new or amended employee benefit plans. During fiscal 1997, the Committee was composed of the two Directors named below, neither of whom was eligible to participate in any of the plans which make up the Company's executive compensation program.

    The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the Company executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any of the Company's executives or managers.

    PERFORMANCE EVALUATION. The Committee met in executive session in March 1997 to review the overall performance of the Chief Executive Officer, particularly with respect to the Company's long range strategies and the achievement of both financial and non-financial objectives. Paramount consideration was given to the Chief Executive Officer's role in building stockholder value and improving the return on the stockholders' investment.

    THE COMPENSATION PROGRAM. The compensation program for the Company executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based on long-term performance should be the major component in the pay package for senior executives. Discussed below is each element of the compensation program.

    BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. In March 1996, the Company's executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4.5% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for the Chief Executive Officer and other executives is 12 months.

    Mr. Bechtle's salary was increased effective April 1, 1996 to $230,000 an increase of 15% after 24 months. Among the other named officers and executives, Mr. Cosgrove's salary was increased effective April 1, 1996 to $150,000 an increase of 20.0% after 12 months. Ms. Luster's salary was increased effective December 1, 1996 to $157,500 an increase of 5.0% after 12 months.

    ANNUAL INCENTIVE BONUS. The amounts of annual bonus awards are based on corporate financial performance for the year compared to annual performance goals established at the beginning of the year. For fiscal 1997, such performance goals were: (1) fiscal 1997 net income and earnings per share compared to plan; (2) fiscal 1997 revenue compared to plan; and (3) individual performance goals related to long-term growth of the Company.

    For fiscal 1997, Mr. Bechtle's targeted bonus was 125% of salary or $287,500. As a result of exceeding the net income, earnings per share and revenue plans for fiscal 1997, the Compensation Committee recommended and the Board of Directors concurred, that Mr. Bechtle receive a bonus of $320,000 for fiscal 1997, which is 111% of his targeted bonus.

    STOCK OPTION AWARDS. The Compensation Committee also believes that equity ownership by key executives provides a valuable incentive for such executives and helps align executive's and stockholders' interests. Stock option awards provide long-term incentives which are directly related to the performance of the Company's Common Stock. Options generally vest at the rate of 20% per year and have 10-year terms.

    In connection with her commencement of employment with the Company, on March 7, 1996, Ms. Luster received an option grant to purchase 60,000 shares of Common Stock at $6.00 per share. On July 15, 1996, Mr. Cosgrove received an option grant to purchase 26,650 shares of Common Stock at $13.00 per share. Both Ms. Luster's and Mr. Cosgrove's options have a ten-year term and vest 20% per year for five years.

    In November 1996, Mr. Bechtle and Mr. Cosgrove received option grants to purchase 300,000 and 37,500 shares of Common Stock, respectively, at an exercise price of $16.67 per share. Mr. Bechtle's options vest 20% immediately on the date of grant and 20% per year thereafter for the next four years. Mr. Cosgrove's have a ten year term and vest 20% per year for the next five years.

    EMPLOYEE BENEFITS. Executives also participate in the Company's broad-based employee benefits program which includes a 401(k) plan, group medical and dental coverage, group life insurance and other benefit plans.

    DISCUSSION OF THE COMMITTEE'S POLICY REGARDING QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.

    Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a stockholder approval requirement.

    It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate directly to the Company's overall performance and the individual executive's specific contribution.

    In light of OBRA, it is the policy of the Committee to modify where necessary the executive compensation plans so as to maximize the tax deductibility of compensation paid to its executive officers, and the Committee does not anticipate paying any compensation in 1996 that is not fully tax deductible. Accordingly, the 1995 Stock Option Plan includes a fixed limit on the number of options that may be granted to any individual in any given year.

    This report is furnished by the members of the Committee:

                                  Ira D. Cohen
                                 John L. Corse

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of the Board of Directors are Mr. Corse and Mr. Cohen, neither of whom is an executive officer or employee of the Company. See "Certain Transactions--The Repurchase Transactions" and "Certain Transactions--The Recapitalization."

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total shareholder return on the Company's Stock with the S&P 500 Index and an Industry Group Index for the period from June 1, 1995 through January 31, 1997. The graph assumes the investment of $100 at the close of trading on May 31, 1995 in the Company's Common Stock, the S & P 500 Index and the Industry Group Index and assumes re-investment of all dividends, if any. The industry group consists of the following companies selected on the basis of the similar nature of their business: DeVry, Inc., Whitman Education Group, Inc., ITT Educational Services, Inc., Education Management Corporation and Education Medical, Inc. The Company believes that, including itself, these companies represent the majority of the market value of publicly traded companies whose primary business is vocational education and training. The Company's Common Stock commenced trading on the Nasdaq Stock Market on May 31, 1995.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             THE COMPANY      S&P 500      INDUSTRY GROUP
1995                $100.00    $100.00               $100.00
1996                 114.68     121.09                154.52
1997                 380.08     152.99                293.36

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    S & P 500 INDEX AND INDUSTRY GROUP INDEX

                                                                                                        JANUARY 31,
                                                                                      JUNE 1, 1995         1997
                                                                                     ---------------  ---------------
The Company........................................................................     $     100        $  380.08
S&P 500 Index......................................................................     $     100        $  152.99
Industry Group Index...............................................................     $     100        $  293.36

                               SECURITY OWNERSHIP

    The following table sets forth, as of April 30, 1997, the number of shares of the Company's Common Stock owned by (i) any person (including any group) known by management to beneficially own more than 5% of the Company's Common Stock, (ii) each Director of the Company and nominee for Director, (iii) each of the executive officers of the Company named in the Summary Compensation Table and (iv) all Directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                                                  PERCENTAGE OF
                                                                             NUMBER OF SHARES   OUTSTANDING SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNED(1)            OWNED(1)
---------------------------------------------------------------------------  -----------------  ------------------
General Atlantic Entities (2)..............................................       1,777,359               22.7%
125 East 56th Street
New York, NY 10022

Putnam Investments, Inc. (3)...............................................       1,055,063               13.5%
One Post Office Square
Boston, MA 02109

Fidelity Investments (4)...................................................         830,550               10.6%
82 Devonshire Street
Boston, MA 02109-3614

Janus Capital Corporation (5)..............................................         600,000                7.7%
100 Fillmore Street
Denver, CO 80206-4923

National Westminster Bank PLC (6)..........................................         427,500                5.5%
41 Lothbury
London EC2P 2BP
England

Harry H. Gaines............................................................         207,597                2.7%
35 Maher Lane
Newtown, PA 18940

Ira D. Cohen (7)...........................................................          17,120                  *

Stephen P. Reynolds (8)....................................................       1,788,879               22.8%

John L. Corse (9)..........................................................          21,345                  *

Ralph W. Clark (10)........................................................          10,845                  *

Reid R. Bechtle (11).......................................................         263,854                3.4%

Charles L. Cosgrove (12)...................................................          17,657                  *

Susan L. Luster (13).......................................................          12,000                  *

All Directors and executive officers as a group (8 persons) (14)...........       2,339,297               29.9%

------------------------

*   Less than 1%

 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following April 30, 1997 pursuant to the exercise of options.

 (2) This information based on Schedules 13G received by the Company on or about February 14, 1997. Includes 858,189 shares held by General Atlantic Corporation ("GAC"), which retains sole voting power with respect to such shares, 903,032 shares held by General Atlantic Partners II, L.P. ("GAP") and 16,138 shares held by GAP-CLC Partners, L.P. ("GAP-CLC") (collectively, the "General Atlantic Entities"). The General Atlantic Entities retain shared voting power with respect to the shares held by

    GAP and GAP-CLC. Stephen P. Reynolds, a Director of the Company, is a limited partner in GAP-CLC and a managing member of GAP and disclaims beneficial ownership of shares owned by the General Atlantic Entities.

 (3) This information based on Schedule 13G received by the Company on or about January 31, 1997.

 (4) This information based on Schedule 13G filed with the Securities and Exchange Commission on March 10, 1997.

 (5) This information based on Schedule 13G filed with the Securities and Exchange Commission on or about February 10, 1997.

 (6) This information based on Schedule 13G filed with the Securities and Exchange Commission on or about February 12, 1997.

 (7) Includes 2,325 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1997.

 (8) Includes all of the shares referenced in note (2) above, Mr. Reynolds, a Director of the Company, is a managing member of GAP and a limited partner of GAP-CLC. Mr. Reynolds disclaims beneficial ownership of all of such shares. Also includes 7,020 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1997.

 (9) Includes 9,345 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1997.

(10) Includes 9,345 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1997.

(11) Includes 263,854 shares issuable pursuant to the exercise of options within 60 days after April 30, 1997.

(12) Includes 17,657 shares issuable pursuant to the exercise of options within 60 days after April 30, 1997.

(13) Includes 12,000 shares issuable pursuant to the exercise of options within 60 days after April 30, 1997.

(14) Includes 321,546 shares issuable pursuant to the exercise of options within 60 days after April 30, 1997. See note (2) and notes (7) through (13) above.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    The date by which stockholder proposals must be received by the Company for inclusion in proxy material relating to the 1998 Annual Meeting of Stockholders is March 12, 1998.

                                          By Order of the Board of Directors
                                          Charles L. Cosgrove, Secretary
                                          June 6, 1997

                        COMPUTER LEARNING CENTERS, INC.
       Proxy for Annual Meeting of Stockholders to be held July 10, 1997


  The undersigned, having received notice of the meeting and management proxy statement therefor, and revoking all prior proxies, hereby appoints Reid R. Bechtle and Charles L. Cosgrove, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated below, all shares of Common Stock of Computer Learning Centers, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on July 10, 1997 or any adjournment thereof.
  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                        (To be Signed on Reverse Side.)

/x/  Please mark your
     votes as in this
     example.


                             WITHHOLD AUTHORITY
                               to vote for
                              all nominees
                       For    listed below                                                                     For  Against Abstain
                                                                                                               / /    / /     / /
Proposal 1:            /  /       /  /       Nominees: Ira D. Cohen         Proposal 2:
 To elect two                                          Stephen P. Reynolds  Proposal to approve an amendment
 Class II Directors                                                         to the Company's Certificate
 to serve until the                                                         of Incorporation increasing
 2000 Annual                                                                from 10,000,000 to 35,000,000
 Meeting of                                                                 the aggregate number of common
 Stockholders                                                               shares authorized for issuance.

FOR all nominees listed (except as marked to the contrary listed below)     Proposal 3:                        / /    / /     / /
----------------------------------------------------------------------      Proposal to approve the Company's
                                                                            1997 Employee Stock Purchase Plan.

                                                                            Proposal 4:                        / /    / /     / /
                                                                            Proposal to approve amendments to
                                                                            the Company's 1995 Non-Employee
                                                                            Directors Stock Option Plan.

                                                                            Proposal 5:                         / /    / /     / /
                                                                            Proposal to ratify the selection
                                                                            of Price Waterhouse LLP to serve
                                                                            as the Company's independent
                                                                            accountants for fiscal 1998.

                                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL
                                                  BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTIONS, THIS PROXY WILL BE VOTED
                                                  FOR THE DIRECTORS NAMED ABOVE, AND FOR PROPOSALS 2, 3, 4 AND 5.

                                                  STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN
                                                  THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED
                                                  STATES.

Signature(s)                               DATE
             -----------------------------      ----------------------------
Note: Please sign exactly as name or names appear on Stock Certificates
      (as indicated hereon).